Exhibit 12


COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                              For the Years Ended
(Dollars in thousands)                   1997           1996           1995
---------------------------------- ------------- --------------- -------------
Income before taxes                    $615,713        $456,230      $386,655
Add fixed charges:
   Interest expense                      46,563          36,866        39,721
   Interest factor on rent                9,202           8,085         7,271
---------------------------------- ------------- --------------- -------------
Total fixed charges                      55,765          44,951        46,992

Earnings before fixed charges
   and taxes on income                 $671,478        $501,181      $433,647
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Ratio of earnings to fixed
  charges                                  12.0            11.1           9.2
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